Financial Executive Alex Mandel Joins Skillz’ Board of Directors Seasoned CFO Brings Financial Expertise to Skillz SAN FRANCISCO, CALIFORNIA – January 20, 2023 – Skillz (NYSE: SKLZ), the leading mobile games platform bringing fair competition to players worldwide, today announced that Alex Mandel, Chief Financial Officer of The Influential Network Inc., has joined its Board of Directors. Mandel will serve on the Audit Committee of the Board. Mandel replaces Vanna Mehta-Krantz, who is stepping down to focus on other work commitments. Skillz is thankful for her contributions to the company during her tenure. “We’re thrilled to welcome Alex Mandel to our board. His decades of financial experience, coupled with deep understanding of user acquisition, will be invaluable as we build the future of our company,” said Andrew Paradise, CEO of Skillz. Mandel currently serves as Chief Financial Officer of The Influential Network Inc., a privately- held influencer marketing company. Prior to this, Mandel served as Chief Financial Officer of Fluent, Inc. (Nasdaq: FLNT), IAC Applications, and LendingTree, Inc. (Nasdaq: TREE). At LendingTree, he was credited with playing an essential role in the Company’s resurgence. Mandel also held the position of Managing Director at investment banking firms Centerview Partners, LLC and Bear, Stearns & Co. Inc. He received his Bachelor of Arts in economics from Tufts University and his Masters of Business Administration from Columbia Business School. “I see incredible potential in Skillz as it defines an entire industry,” said Alex Mandel. “It’s a privilege to join Skillz’ Board of Directors at such a pivotal time in the company’s journey and to help accelerate its trajectory towards profitable growth.” About Skillz Inc. Skillz is the leading mobile games platform dedicated to bringing out the best in everyone through competition. The Skillz platform helps developers create multi-million dollar franchises by enabling social competition in their games. Leveraging its patented technology, Skillz hosts billions of casual esports tournaments for millions of mobile players worldwide, with the goal of building the home of competition for all. Skillz has earned recognition as one of Fast Company’s Best Workplaces for Innovators, CNBC’s Disruptor 50, Forbes’ Next Billion-Dollar Startups, Fast Company’s Most Innovative Companies, and the number-one fastest-growing company in America on the Inc. 5000. www.skillz.com #### Media Contact press@skillz.com Source: Skillz Inc.